Prospectus Supplement No. 4
to Prospectus Dated February 13, 2006
Filed pursuant to Rule 424(b)(7)
Registration No. 333-127797
El Paso Corporation
750,000 Shares of 4.99% Convertible Perpetual Preferred Stock
(liquidation preference $1,000 per share)

57,581,550 Shares of Common Stock
issuable upon conversion of the Preferred Stock

This prospectus supplement updates and amends certain information contained in the prospectus dated February 13, 2006, as amended and supplemented, relating to the offer and resale, from time to time, of up to 750,000 shares of 4.99% Convertible Perpetual Preferred Stock (liquidation preference $1,000 per share), par value $0.01 per share, and the shares of our common stock, par value $3.00 per share, issuable upon the conversion of the preferred stock. The terms of the preferred stock are set forth in the prospectus and any supplements or amendments thereto. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus and any amendments or supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or in any prospectus supplement

Investing in the preferred stock or common stock involves risks. See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2006.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” beginning on page 36 of the prospectus dated February 13, 2006 is modified by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto with the information that is set forth below:

	Ownership Before Closing		Securities Offered by this Prospectus		Ownership After Offering
Name	Preferred	Common	Preferred	Common	Preferred	Common	% of Common(1)
McMahan Securities Co., L.P.	600	46,066	600	46,066	0	0	0

(1)	Based on 695,883,980 shares of common stock outstanding as of July 12, 2006.